Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in Applied Energetics, Inc.’s Registrations Statements as follows:

(1)	Registration Statements on Form S-3 (File nos. 333-260037, 333-259413, and 333-256976)
(2)	Registration Statements on Form S-8 (File nos. 333-261581)

of our report dated March 30, 2022, with respect to our audits of the consolidated financial statements of Applied Energetics, Inc., as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020, which report is included in this Annual Report on Form 10-K of Applied Energetics, Inc., for the year ended December 31, 2021.

/s/ RBSM LLP

Las Vegas, Nevada

March 30, 2022